EXHIBIT 99.0

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL ANNOUNCES $250 million share repurchase program

— Part of Previously Announced Capital and Investment Framework —

EL SEGUNDO, Calif., July 21, 2003 – Mattel, Inc. [NYSE:MAT] announced today that the Mattel Board of Directors has approved a share repurchase program of up to $250 million. Repurchases will take place from time to time, depending on market conditions. The share repurchase program is one part of the company’s capital and investment framework, which was announced in February of this year.

“As I have said on previous occasions, our brands have historically provided strong cash flow and we plan to be opportunistic and disciplined in our efforts to invest the cash to generate value for our shareholders,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Mattel’s Board of Directors believes that a share repurchase program is one of several effective means to return funds to shareholders.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. Leading the toy and game market, the Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl®, and Tyco® R/C, as well as Fisher-Price brands (www.fisher-price.com), including Little People®, Rescue Heroes™, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 36 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands —- today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company, which may include, but are not limited to sales levels, restructuring, special charges, other non-recurring charges, cost savings, operating efficiencies, cash flow, investments, capital expenditures, strategic acquisitions, plans to employ capital and make investments and profitability are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment; the impact of competition on revenues and margins; the supply and cost of raw materials and components; the effect of currency fluctuations on reportable income; risks associated with acquisitions and mergers including the possibility that attractive opportunities will not be identified or consummated and that such transactions may not result in the intended objective; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; possible work stoppages, slowdowns or strikes; increasing advertising costs and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release includes forward-looking statements about share repurchases and cash investment strategy. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.